Exhibit 4.4

STANDARD PROMISSORY NOTE

1.	THE PARTIES. This Standard Promissory Note ("Note") made on ___________, is by and between:

Borrower: RPK Biopharma, Lda with a mailing address of Av. Santa Isabel, N°7, EN249-4, 2635-047 Rio de Moure, Sintra, Portugal ("Borrower"), and

Lender: ______________________________ ("Lender").

2.	LOAN TERMS. The Lender agrees to lend the Borrower under the following terms:

a.	Principal Amount: €___________ EUR
b.	Interest Rate: ______% per day (compounding)
□	- Month
□	-Annum

IZI - Other: Day

c.    Borrower to Receive the Borrowed Money on: _____________

Hereinafter known as the "Borrowed Money."

3.	PAYMENTS. The full balance of the Borrowed Money, including all accrued interest and any other fees or penalties, is due and payable in: (check one)

IZI - A LUMP SUM. The Borrower shall repay the Borrowed Money as a lump sum, in full, in the amount of €_________ EUR (principal and interest) by _____________ ("Due Date").

□ - INSTALLMENTS. Borrower shall pay principal and interest installment amounts equal to €[AMOUNT] with the first (15 payment due on [DATE] and the remaining payments to be paid: (check one)

□	- Weekly with any remaining balance payable on [DATE] ("Due Date").
□	- Monthly with any remaining balance payable on [DATE] ("Due Date").
□	-Quarterly with any remaining balance payable on [DATE] ("Due Date").

Hereinafter known as the "Repayment Period."

4.	PAYMENT IS DUE. Any payment made by the Borrower is considered late if made more than 1 day(s) after any payment due date ("Payment Due Date"). This shall include, but not be limited to, any payment made related to the Repayment Period, the Due Date, or any other payment mentioned in this Note.

5.	LATE FEE. If the Borrower makes a late payment for any Payment Due Date, there shall be: (check one)

□	- NO LATE FEE.

IZI - LATE FEE. The Borrower shall pay a late fee of 1.00% interest (compounding) for each:

□	- Occurrence payment is late.

IZI - Day payment is late.

6.	SECURITY. This Note shall be: (check one)

IZI - UNSECURED. There shall be no security provided in this Note.

□  - SECURED. There shall be property to secure this Note described as: [SECURITY DESCRIPTION] ("Security").

The Security shall transfer to the possession and ownership of the Lender immediately pursuant to Section 11 of this Note. The Security may not be sold or transferred without the Lender's consent until the Due Date. If Borrower breaches this provision, Lender may declare all sums due under this Note immediately due and payable, unless prohibited by applicable law. The Lender shall have the sole option to accept the Security as full payment for the Borrowed Money without further liabilities or obligations. If the market value of the Security does not exceed the Borrowed Money, the Borrower shall remain liable for the balance due while accruing interest at the maximum rate allowed by law.

7.	PREPAYMENT PENALTY. The Borrower shall be charged: (check one)

IZI - NO PRE-PAYMENT PENALTY. The Borrower is eligible to pre-pay the Borrowed Money, at any time, with no pre-payment fee.

□ - A PRE-PAYMENT PENALTY. If the Borrower pays any Borrowed Money to the Lender with the specific purpose of paying less interest, there shall be a pre-payment fee of: (check one)

□	-€[AMOUNT]
□	- [PERCENTI% of the pre-paid amount.
□	- Other. [OTHER]
8.	INTEREST DUE IN THE EVENT OF DEFAULT. In the event the Borrower fails to pay the Note in full on the Due Date, the unpaid principal shall accrue interest at the maximum rate allowed by law until the Borrower is no longer in default.

9.	ALLOCATION OF PAYMENTS. Payments shall be first (1st) credited to any late fees due, second (2nd) any .to interest due, and any remainder will be credited to the principal.

10.	ACCELERATION. If the Borrower is in default under this Note or is in default under another provision of this Note, and such default is not cured within the minimum allotted time by law after written notice of such default, then Lender may, at its option, declare all outstanding sums owed on this Note to be immediately due and payable. This includes any rights of possession in relation to the Security described in Section 6.

11.	ATTORNEYS' FEES AND COSTS. Borrower shall pay all costs incurred by Lender in collecting sums due under this Note after a default, including reasonable attorneys' fees. If Lender or Borrower sues to enforce this Note or to obtain a declaration of its rights hereunder, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys' fees and costs incurred in the proceeding (including those incurred in any bankruptcy proceeding or appeal) from the non-prevailing party.

12.	WAIVER OF PRESENTMENTS. Borrower waives presentment for payment, a notice of dishonor, protest, and notice of protest.

13.	NON-WAIVER No failure or delay by Lender in exercising Lender's rights under this Note shall be considered a waiver of such rights.

14.	SEVERABILITY. In the event that any provision herein is determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other provision, all of which shall remain in full force and effect.

15.	INTEGRATION. There are no agreements, verbal or otherwise that modify or affect the terms of this Note. This Note may not be modified or amended except by a written agreement signed by Borrower and Lender.

16.	CONFLICTING TERMS. The terms of this Note shall control over any conflicting terms in any referenced agreement or document.

17.	NOTICE. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be made to the parties at the addresses listed above.

18.	EXECUTION. The Borrower executes this Note as a principal and not as a surety. If there is a Co-Signer, the Borrower and Co-Signer shall be jointly and severally liable under this Note.

19.	GOVERNING LAW. This note shall be governed under the laws in Portugal.

20.	ENTIRE AGREEMENT. This Note contains all the terms agreed to by the parties relating to its subject matter, including any attachments or addendums. This Note replaces all previous discussions, understandings, and oral agreements. The

Borrower and Lender agree to the terms and conditions and shall be bound until the Borrower repays the Borrowed Money in full.

Lender Signature:_________________	Date:
Print Name:

Borrower Signature:_______________	Date:
Print Name: